NEWS RELEASE

Visteon Reports 2013 Financial Results

•	Fourth-quarter performance contributes to solid year-over-year gains

•	2013 sales, adjusted EBITDA, net income higher than 2012

•	Full-year sales of $7.44 billion ($1.96 billion in fourth quarter)

•	Record adjusted EBITDA of $704 million ($187 million in fourth quarter)

•	2013 net income attributable to Visteon of $690 million ($513 million in fourth quarter)

•	Strong cash performance

•	Positive full-year cash from operations of $312 million

•	Total cash of $1.7 billion and total debt of $730 million

•	Company completed key strategic actions in 2013

•	Integrated global climate business

•	Sold ownership interest in Chinese interiors joint venture

•	Acquired controlling interest in Yanfeng electronics business

•	Completed $250 million in share repurchases

•	Won $1.8 billion in new business in core climate and electronics businesses

VAN BUREN TOWNSHIP, Mich., Feb. 25, 2014 — Visteon Corporation (NYSE: VC) today announced full-year 2013 results, reporting net income attributable to Visteon of $690 million, or $13.50 per diluted share, an increase of $590 million compared with 2012. Visteon’s 2013 fourth-quarter and full-year results included gains totaling $465 million related to the sale of Visteon’s 50 percent ownership interest in Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), partially offset by $51 million of related taxes.

Driven by double-digit sales increases in its core climate and electronics businesses, Visteon reported full-year sales of $7.44 billion, an increase of $582 million or 8 percent compared with 2012. Full-year adjusted EBITDA, a non-GAAP financial measure as defined below, was $704 million, an increase of $78 million or 12 percent compared with 2012. Adjusted free cash flow, a non-GAAP financial measure as defined below, was $232 million for the full year 2013 – up $130 million from 2012.

In 2013, customers awarded Visteon climate and electronics new business wins totaling $1.8 billion in annual revenue, including $685 million of incremental new wins and $1,155 million of rewin business. Visteon has an expected backlog for climate and electronics of approximately $900 million in net annual new business for the period 2014-16.

“We delivered a strong finish to a very good year highlighted by several achievements, including integrating our global climate business and selling our Yanfeng Visteon interiors joint venture, while consolidating Yanfeng’s electronics operations into our global electronics business,” said Timothy D. Leuliette, president and CEO. “We achieved double-digit sales increases in North America and Asia, fueled by our customers’ desire for innovative climate and electronics technology. With a low-cost global footprint and solid balance sheet, Visteon is well-positioned for future success as we work to complete the acquisition of Johnson Controls’ electronics business and divest our interiors business. Our 24,000 employees around the world remain focused on creating value for customers and shareholders.”

Fourth Quarter in Review

Sales of $1.96 billion for the fourth quarter of 2013 increased $135 million from $1.82 billion for the same quarter a year earlier. Hyundai-Kia accounted for approximately 35 percent of Visteon’s fourth-quarter sales, with Ford Motor Company representing 25 percent, and Renault-Nissan and PSA Peugeot-Citroën each accounting for 4 percent. On a regional basis, Asia accounted for 50 percent of total product sales, up from 46 percent for the same period last year, while Europe represented 29 percent, down slightly from 30 percent a year earlier. North America and South America represented 17 percent and 4 percent, respectively, of total product sales for the fourth quarter of 2013.

Climate sales were $1.26 billion for the fourth quarter of 2013, $91 million higher than the same quarter last year. Higher production volumes and net new business increased sales by $85 million, primarily attributable to volume increases in Asia and North America.

Electronics sales were $396 million for the fourth quarter, $59 million higher than the fourth quarter of 2012. The increase is explained by the consolidation of YFVE, which increased sales by $66 million

Interiors sales were $317 million for the fourth quarter of 2013, $19 million lower than the fourth quarter of 2012. Lower vehicle production volumes, primarily in Europe, decreased sales by $12 million.

Adjusted EBITDA for the fourth quarter of 2013 was $187 million, compared with $202 million in the same period a year earlier, with the decrease largely reflecting lower year-over-year commercial agreements, unfavorable currency and increased engineering investment.

For the fourth quarter of 2013, Visteon reported net income attributable to Visteon of $513 million, or $10.32 per diluted share, on sales of $1.96 billion – the highest sales of any quarter in 2013. Adjusted net income, which excludes the gain from the YFV sale and related taxes, restructuring and other transaction costs, was $96 million for the quarter or $1.93 per diluted share.

Cash and Debt Balances

As of Dec. 31, 2013, Visteon had global cash balances totaling $1.7 billion, including restricted cash of $25 million and total debt of $730 million.

For full year 2013, Visteon generated $312 million of cash from operations. Capital expenditures of $269 million in 2013 were $40 million higher than in 2012, primarily related to growth in the climate segment. For 2013, free cash flow, as defined by operating income less capital expenditures, was $43 million compared with $10 million for 2012.

For the fourth quarter of 2013, Visteon generated $133 million of cash from operations, compared with $76 million in the same period a year earlier. Capital expenditures in the fourth quarter of 2013 were $105 million, up from $83 million in the fourth quarter of 2012. Free cash flow was $28 million in the fourth quarter of 2013, compared with a use of $7 million in the fourth quarter of 2012.

Yanfeng Transactions

During the fourth quarter, Visteon sold its 50 percent ownership interest in its Chinese joint venture YFV to Huayu Automotive Systems Co., Ltd. (HASCO) for cash proceeds of $928 million before applicable taxes. Visteon also received approximately $180 million in dividend distributions from YFV and related entities based on previously undistributed earnings for 2012 and 2013. Visteon expects to receive more than $1 billion in total after-tax proceeds as a result of the series of transactions.

The sale of the YFV stake is the largest part of a series of transactions that also includes the sale of certain other interiors joint ventures and the acquisition by Visteon of a controlling interest in Yanfeng Visteon Automotive Electronics Co., Ltd. (YFVE), which was completed in November 2013.

Other Developments

On Jan. 13, Visteon announced an agreement to purchase the automotive electronics business of Johnson Controls (NYSE: JCI) in a cash transaction valued at $265 million, subject to adjustment. The acquisition is subject to certain regulatory and other consents and approvals and is expected to be completed in the second quarter of 2014. Upon completion, the acquisition will strengthen Visteon’s global scale in electronics, diversify its customer base and bring new technologies to help grow the business.

Since the beginning of the fourth quarter of 2012, Visteon completed stock buyback programs totaling $300 million, including $250 million in 2013. The 2013 repurchase programs reduced the outstanding share count by 3.9 million shares.

Full-Year 2014 Outlook

Visteon projects 2014 sales with a mid-point of $7.8 billion, adjusted EBITDA with a mid-point of $680 million, and adjusted free cash flow, as defined below, with a mid-point of $125 million. The company has redefined adjusted EBITDA for 2014 to exclude equity income and non-controlling interest. Under this revised definition, Visteon’s adjusted EBITDA in 2013 would have been $600 million. Also, as previously announced, Visteon is targeting $875 million of additional share repurchases through 2015.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through businesses including:

•	Halla Visteon Climate Control, majority-owned by Visteon and the world’s second largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio and infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs about 24,000 employees in its consolidated operations. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Tuesday, Feb. 25, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarterly and full-year results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 30583935. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013). Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2014 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Sales	$1,958	$1,823	$7,439	$6,857
Cost of sales	1,756	1,625	6,755	6,268

Gross margin	202	198	684	589
Selling, general and administrative expenses	103	102	367	369
Equity in net income of non-consolidated affiliates	79	43	213	226
Restructuring expense	6	35	39	79
Interest expense, net	11	7	39	35
Gain on Yanfeng transactions	465	—	465	—
Other expense, net	15	18	35	41

Income before income taxes	611	79	882	291
Provision for income taxes	66	19	107	121

Net income from continuing operations	545	60	775	170
Loss from discontinued operations, net of tax	—	—	—	(3)

Net income	545	60	775	167
Net income attributable to non-controlling interests	32	21	85	67

Net income attributable to Visteon Corporation	$513	$39	$690	$100

Per share data:
Basic earnings (loss) per share
Continuing operations	$10.56	$0.74	$13.80	$1.95
Discontinued operations	—	—	—	(0.06)

Basic earnings per share attributable to Visteon Corporation	$10.56	$0.74	$13.80	$1.89

Diluted earnings (loss) per share
Continuing operations	$10.32	$0.74	$13.50	$1.93
Discontinued operations	—	—	—	(0.05)

Diluted earnings per share attributable to Visteon Corporation	$10.32	$0.74	$13.50	$1.88

Average shares outstanding (in millions)
Basic	48.6	52.7	50.0	52.9
Diluted	49.7	53.0	51.1	53.3

Comprehensive income:
Comprehensive income (loss)	$644	$(35)	$849	$128
Comprehensive income (loss) attributable to Visteon Corporation	$607	$(68)	$768	$35

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	December 31 2013	December 31 2012
ASSETS
Cash and equivalents	$1,677	$825
Restricted cash	25	20
Accounts receivable, net	1,227	1,162
Inventories, net	472	385
Other current assets	352	271

Total current assets	3,753	2,663

Property and equipment, net	1,414	1,326
Equity in net assets of non-consolidated affiliates	228	756
Intangible assets, net	447	332
Other non-current assets	185	79

Total assets	$6,027	$5,156

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$106	$96
Accounts payable	1,232	1,027
Accrued employee liabilities	202	175
Other current liabilities	262	254

Total current liabilities	1,802	1,552

Long-term debt	624	473
Employee benefits	440	571
Deferred tax liabilities	137	181
Other non-current liabilities	151	238

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	6	10
Additional paid-in capital	1,291	1,269
Retained earnings	956	266
Accumulated other comprehensive loss	(12)	(90)
Treasury stock	(322)	(71)

Total Visteon Corporation stockholders’ equity	1,920	1,385
Non-controlling interests	953	756

Total equity	2,873	2,141

Total liabilities and equity	$6,027	$5,156

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
OPERATING
Net income	$545	$60	$775	$167
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	62	63	262	259
Asset impairments	—	5	—	24
Equity in net income of non-consolidated affiliates, net of dividends remitted	85	(15)	(26)	(122)
Stock-based compensation	1	6	15	25
Gain on Yanfeng transactions and sale of other joint ventures	(465)	—	(470)	(19)
Other non-cash items	3	4	6	26
Changes in assets and liabilities:
Accounts receivable	(43)	20	(21)	(38)
Inventories	25	28	(49)	(26)
Accounts payable	64	(67)	97	(26)
Accrued income taxes	2	1	(54)	10
Other assets and other liabilities	(146)	(29)	(223)	(41)

Net cash provided from operating activities	133	76	312	239

INVESTING
Capital expenditures	(105)	(83)	(269)	(229)
Proceeds from business divestitures and asset sales	938	3	977	191
Payments to acquire interest in non-consolidated affiliate	(48)	—	(48)	—
Cash acquired in consolidation of YFVE	38	—	38	—
Other	—	—	—	(2)

Net cash provided from (used by) investing activities	823	(80)	698	(40)

FINANCING
Proceeds from issuance of debt, net of issuance costs	—	19	204	831
Short-term debt, net	(62)	3	(20)	5
Principal payments on debt	(1)	—	(6)	(824)
Payments to repurchase long-term bond	(52)	(52)	(52)	(52)
Payments to repurchase common stock	—	(50)	(250)	(50)
Dividends paid to non-controlling interests	—	(4)	(22)	(27)
Other	—	2	5	2

Net cash used by financing activities	(115)	(82)	(141)	(115)

Effect of exchange rate changes on cash and equivalents	(1)	10	(17)	18

Net increase (decrease) in cash and equivalents	840	(76)	852	102
Cash and equivalents at beginning of period	837	901	825	723

Cash and equivalents at end of period	$1,677	$825	$1,677	$825

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. In 2013 and 2012, the Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Adjusted EBITDA	$187	$202	$704	$626
Interest expense, net	11	7	39	35
Provision for income taxes	66	19	107	121
Depreciation and amortization	62	63	262	258
Restructuring expense	6	35	39	79
Gain on Yanfeng transactions	(465)	—	(465)	—
Equity in gain of non-consolidated affiliates	(29)	—	(29)	(63)
Non-cash, stock-based compensation expense	3	6	17	25
Other	20	33	44	71

Net income attributable to Visteon Corporation	$513	$39	$690	$100

Beginning in 2014, the Company has modified its definition of Adjusted EBITDA to exclude non-controlling interests and equity in net income of non-consolidated affiliates. In 2014, the Company defines Adjusted EBITDA as net income attributable to Visteon, plus non-controlling interests, net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of equity in net income of non-consolidated affiliates, asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses.

	Year Ended December 31 2013	Estimated Full Year 2014
Adjusted EBITDA (2012/2013 Definition)	$704
Equity in affiliates/Non-controlling interests	(104)

Adjusted EBITDA (2014 Definition)	$600	$660-$700
Equity in affiliates/Non-controlling interests	(104)	100
Interest expense, net	39	40
Provision for income taxes	107	135
Depreciation and amortization	262	285
Restructuring expense	39	20
Gain on Yanfeng transactions	(465)	—
Equity in gain of non-consolidated affiliates	(29)	—
Non-cash, stock-based compensation expense	17	15
Other	44	55

Net income attributable to Visteon Corporation	$690	$10-$50

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and adjusted free cash are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries, transformation and reorganization-related payments. Because not all companies use identical calculations, this presentation of free cash flow and adjusted free cash may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31		Twelve Months Ended December 31		Estimated Full Year
	2013	2012	2013	2012	2014
Cash provided from operating activities	$133	$76	$312	$239	$275-$375
Capital expenditures	(105)	(83)	(269)	(229)	(300)

Free cash flow	$28	$(7)	$43	$10	($25)-$75
Restructuring payments, net	8	3	48	46	50
Transformation and reorganization-related payments	100	11	141	46	50

Adjusted free cash flow	$136	$7	$232	$102	$75-$175

Free Cash Flow and Adjusted Free Cash Flow are not recognized terms under GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free Cash Flow and Adjusted Free Cash Flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free Cash Flow and Adjusted Free Cash Flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted Net Income and Adjusted Earnings Per Share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines adjusted earnings per share as adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of adjusted net income and adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31		Twelve Months Ended December 31		Estimated Full Year
	2013	2012	2013	2012	2014
Diluted earnings per share:
Net income attributable to Visteon	$513	$39	$690	$100	$10-$50
Average shares outstanding, diluted (in millions)	49.7	53.0	51.1	53.3	45.5

Diluted earnings per share	$10.32	$0.74	$13.50	$1.88	$0.23-$1.11

Adjusted earnings per share:
Net income attributable to Visteon	$513	$39	$690	$100	$10-$50
Restructuring expense	6	35	39	79	20
Gain on Yanfeng transactions	(465)	—	(465)	—	—
Equity in gain of non-consolidated affiliates	(29)	—	(29)	(63)	—
Taxes related to Yanfeng transactions	51	—	51	—	—
Other	20	33	45	77	70

Adjusted net income	$96	$107	$331	$193	$100-$140
Average shares outstanding, diluted (in millions)	49.7	53.0	51.1	53.3	45.5

Adjusted earnings per share	$1.93	$2.02	$6.48	$3.62	$2.21-$3.09

Adjusted Net Income and Adjusted Earnings Per Share are not recognized terms under GAAP and do not purport to be a substitute for profitability. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted Net Income and Adjusted Earnings Per Share for planning and forecasting future periods.